Exhibit 99.1

Name and Address of Reporting Person(1)	Designated Reporter(1)	Date of Earliest Transaction Required to be Reported	Issuer Name, Ticker or Trading Symbol	Title and Amount of Security	Title of Derivative Securities and Title and Amount of Securities Underlying Derivative Securities	Ownership Form: Direct (D) or Indirect (I)	Nature of Indirect Beneficial Ownership	Disclaims Pecuniary Interest
JPMP Master Fund Manager, L.P. c/o J.P. Morgan Partners, LLC 1221 Avenue of the Americas - 40th Floor New York, NY 10020	J.P. Morgan Partners (BHCA), L.P.	August 18, 2004	CMGI, Inc. (“CMGI”)	See Table I	N/A	I	See Explanatory Note 2 below	No
JPMP Capital Corp. c/o J.P. Morgan Partners, LLC 1221 Avenue of the Americas - 40th Floor New York, NY 10020	J.P. Morgan Partners (BHCA), L.P.	August 18, 2004	CMGI, Inc. (“CMGI”)	See Table I	N/A	I	See Explanatory Note 3 below	No
J.P. Morgan Chase & Co. 270 Park Avenue 35th Floor New York, NY 10017	J.P. Morgan Partners (BHCA), L.P.	August 18, 2004	CMGI, Inc. (“CMGI”)	See Table I	N/A	I	See Explanatory Note 4 below	No

Explanatory Note:

1)	The Designated Reporter is executing this report on behalf of all Reporting Persons, each of whom has authorized it to do so. Each of the Reporting Persons disclaims beneficial ownership of the Issuer’s securities to the extent it exceeds such Person’s pecuniary interest.

2)	The amount shown in Table I represents the beneficial ownership of the Issuer’s equity securities by J.P. Morgan Partners (BHCA), L.P. (“JPM BHCA”), a portion of which may be deemed attributable to the Reporting Person because it is the sole general partner of JPM BHCA.

3)	The amount shown in Table I represents the beneficial ownership of the Issuer’s equity securities by JPM BHCA, a portion of which may be deemed attributable to the Reporting Person because it is the general partner of JPMP Master Fund Manager, L.P. (“MF Manager”), the sole general partner of JPM BHCA. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the Reporting Person is not readily determinable because it is subject to several variables, including the internal rates of return and vesting of interests within JPM BHCA and MF Manager.

4)	The amount shown in Table I represents the beneficial ownership of the Issuer’s equity securities by JPM BHCA, a portion of which may be deemed attributable to the Reporting Person because it is the sole stockholder of JPMP Capital Corp. and of Chatham Ventures, Inc., the limited partner of JPM BHCA. The actual pro rata portion of such beneficial ownership that may be attributable to the Reporting Person is not readily determinable because it is subject to several variables, including the internal rates of return and vesting of interests within JPM BHCA and MF Manager.